EMPLOYMENT AGREEMENT
     THIS AGREEMENT is made and entered into as of January 19, 2006, by and between Joseph F. Spanier (“Executive”) and TransTechnology Corporation, a Delaware corporation, and any of its subsidiaries and affiliates as may employ Executive from time to time (collectively the “Company”).
WITNESSETH:
     WHEREAS, Executive and the Company deem it to be in their respective best interests to enter into an agreement providing for the Company’s continued employment of Executive pursuant to the terms herein stated;
     NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, it is hereby agreed as follows:
     1. Effective Date. This Agreement shall be effective as of January 19, 2006, which date shall be referred to herein as the “Effective Date.”
     2. Position and Duties.
          (a) The Company hereby agrees to continue to employ Executive and Executive hereby agrees to continue his employment as Chief Financial Officer for the “Term of the Agreement” (as defined in Section 5). In this capacity, Executive shall devote his best efforts and his full business time and attention to the performance of the services customarily incident to such office and position and to such other services of a senior executive nature as may be reasonably requested by the Board of Directors (the “Board”) of the Company which may include services for one or more subsidiaries or affiliates of the Company. Executive shall report to the Chief Executive Officer of the Company.
          (b) Executive shall devote his full business time and attention to such duties, except for sick leave, reasonable vacations and excused leaves of absence. Executive shall use his best efforts during the Term of the Agreement to protect, encourage, and promote the interests of the Company.
          (c) In carrying out his duties as contemplated in this paragraph 2 after March 31, 2006, Executive may, in his discretion, elect to work out of his personal residence or elsewhere for up to two (2) business days each week.
     3. Compensation.
          (a) Initial Base Salary. [INTENTIONALLY OMITTED]
          (b) Adjusted Base Salary. With respect to the period beginning on April 1, 2006 and ending on the last day of the Term of the Agreement (as defined in Section 5) the Company shall pay to Executive base salary at a rate of not less than $144,900 per annum. Such base salary shall be payable in accordance with the Company’s customary payroll procedures. Executive’s annual base salary described in Section 3(b) shall be referred to herein as “Base Salary.”
          (c) Annual Bonuses. With respect to each fiscal year during which Executive remains an employee of the Company, Executive shall be eligible to participate in an incentive based bonus compensation program pursuant to which Executive may be paid an amount determined by the Company in its discretion, consistent with comparable executives of the Company.
     4. Benefits. During the Term of the Agreement:
          (a) Executive shall be eligible to participate in any life, health and long-term disability insurance programs, 401(k) plans, and other fringe benefit programs made available to senior executive employees of the Company from time to time and Executive shall be entitled to receive such other fringe benefits as may be granted to him from time to time by the Board.
          (b) Executive shall be allowed vacations, sabbaticals and leaves of absence with pay on the same basis as other senior executive employees of the Company.
          (c) The Company shall reimburse Executive for reasonable business expenses incurred in performing Executive’s duties hereunder. Such reimbursement shall be made in accordance with the Company’s customary business expense reimbursement policies and procedures and shall be consistent with the reimbursement policies and procedures applicable to other comparable executives of the Company and its affiliated companies.
          (d) The Company shall bear the reasonable and documented costs of legal counsel and/or other advisors incurred by the Executive in the review and negotiation of this Agreement.
     5. Term; Termination of the Agreement. As used herein, the phrase “Term of the Agreement” shall mean the period commencing on the Effective Date and, except as otherwise specifically provided below, ending on March 31, 2009. Notwithstanding the foregoing, the Term of the Agreement shall expire on the first to occur of the following:
          (a) Termination for any reason other than Cause. In the event Executive’s employment hereunder is terminated for any reason other than for Cause, the Company shall (i) to the extent not otherwise paid prior to the effective date of termination, pay to Executive a lump sum amount equal to all amounts not theretofore paid under Section 3(c) of the employment agreement between the Executive and the Company dated March 28, 2003, (ii) pay to Executive all Base Salary that is accrued but unpaid as of the date of such termination of employment and (iii) pay to Executive a lump sum amount equal to the amount of Base Salary that, absent such termination of employment, would have been payable to Executive hereunder during the period beginning on the date of such termination of employment and ending on March 31, 2009, all such amounts to be paid no later than the tenth day after the Executive’s last day of employment with the Company.

          (b) Termination for Cause. In the event that the Company terminates Executive’s employment for Cause, the Company shall pay to Executive all Base Salary that is accrued but unpaid as of the date of such termination of employment and the Company shall have no further obligation hereunder from and after the effective date of such termination. For purposes of this Agreement, “Cause” shall mean Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or crime of moral turpitude.
     6. Non-Solicitation. Subject to the condition that the Company is not in default under this Agreement, the Executive agrees that during the Term of the Agreement and for two years thereafter, he will not directly or indirectly:
          (a) Solicit, divert or take away any of the customers, business or patronage of the Company or its subsidiaries or affiliates; or
          (b) Induce or attempt to influence any employee of the Company or its subsidiaries or affiliates to terminate his or her employment therewith.
In the event of a breach or threatened breach by the Executive of the provisions of this Section 6 the Company, or any duly authorized officer thereof, will be entitled to a temporary restraining order or injunction.
     7. Taxes. All payments to be made to Executive under this Agreement will be subject to any applicable withholding of federal, state and local income and employment taxes.
     8. Miscellaneous. This Agreement shall also be subject to the following:
          (a) Executive and the Company each represent and warrant to the other that he or it has the authorization, power and right to deliver, execute, and fully perform his or its obligations under this Agreement in accordance with its terms.
          (b) If any provision of this Agreement or any portion thereof is declared invalid, illegal, or incapable of being enforced by any court of competent jurisdiction, the remainder of such provisions and all of the remaining provisions of this Agreement shall continue in full force and effect.
          (c) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey, except to the extent governed by federal law.
          (d) The Company will require any successor (whether by merger, consolidation, spin-off, purchase or otherwise) to all or substantially all of the stock, assets or business of the Company or any subsidiary or parent of the Company to expressly agree to assume this Agreement and to perform all duties and obligations hereunder in the same manner and to the same extent that the Company would have been required to perform had no such succession taken place. Failure by the Company to obtain a successor’s agreement to assume this Agreement shall constitute a breach of this Agreement and Executive shall be entitled to receive payments and benefits from the Company in the same amount and on the same terms that he would be entitled to under Section 5(a) if his employment is terminated other than for Cause;

provided, that in no event shall the foregoing result in a duplication of any payments or benefits provided for hereunder.
          (e) Subject to the provisions of Section 10, any rights of Executive hereunder shall be in addition to any rights Executive may otherwise have under benefit plans, agreements, or arrangements of the Company to which he is a party or in which he is a participant, including, but not limited to, any stock option grants.
          (f) For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by Federal Express, or similar overnight express delivery service, or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the named Executive at the address contained in the Company’s records concerning the Executive. All notices to the Company shall be directed to the attention of the Secretary of the Company.
          (g) Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
          (h) Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.
          (i) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     9. Resolution of Disputes. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted in Princeton, New Jersey in accordance with the rules of the American Arbitration Association governing employment disputes as then in effect. The Company and Executive hereby agree that the arbitrator will not have the authority to award punitive damages, damages for emotional distress or any other damages that are not contractual in nature. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 6, and Executive consents that such restraining order or injunction may be granted without the necessity of the Company’s posting any bond except to the extent otherwise required by applicable law. The fees and expenses of the American Arbitration Association and the arbitrator shall be borne by the Company.
     10. Entire Agreement. Except as otherwise provided for herein, this Agreement shall constitute the entire agreement between Executive and the Company with respect to the subject matter hereof and shall supersede that certain Executive Severance

Agreement by and between Executive and the Company, as originally dated November 11, 1996, and as amended on each of October 15, 1998 and January 18, 2001) (the “Severance Agreement”), and, as of April 1, 2006, that certain Employment Agreement between Executive and the Company dated March 28, 2003. In exchange for the payments and benefits described in this Agreement, Executive agrees, on behalf of himself and, to the maximum extent permitted by applicable law, on behalf of his heirs, agents, representatives and assigns, to irrevocably waive and forever release and discharge the Company, its parents, subsidiaries, affiliates, officers, directors, employees, agents, predecessors, successors and assigns from any and all payments and obligations that the Company now has, has ever had or may hereafter have arising under or in connection with the Severance Agreement. Nothing herein shall be deemed to modify or supersede any stock option grant or restricted stock award outstanding on the Effective Date or any of Executive’s rights or benefits thereunder.
     11. Indemnification Letter. That certain Indemnification Letter dated January 13, 2000 by and between Executive and the Company shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

JOSEPH F. SPANIER

TRANSTECHNOLOGY CORPORATION

By:

Name:
Title:

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